Exhibit 16.1
October 1, 2021

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Ascend Wellness Holdings, Inc. included under Item 4.01 of its Form 8-K dated September 28, 2021. We agree with the statements concerning our Firm under Item 4.01 in such Form 8-K. We are not in a position to agree or disagree with other statements of Ascend Wellness Holdings, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP
Marcum LLP
New York, NY